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                                                                    (Exhibit 12)

                           INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)

                                   (Unaudited)



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
                                                                                                      Three Months Ended
                                                      For the Years Ended December 31,                      March 31,
                                            ------------------------------------------------------   ---------------------
                    TITLE                    1996        1997        1998        1999       2000        2000       2001
                                            ------     -------     --------    -------    --------   ----------  ---------

A)   Earnings before income taxes,
        minority interest, extraordinary
        items and accounting change         $ 939.0     $ 143.0     $ 429.0     $ 448.0    $ 723.0     $ 435.0     $ 87.0

B)   Minority interest expense,
        net of taxes                         (180.0)     (140.0)      (87.0)     (163.0)    (238.0)      (55.0)     (42.0)

C)   Fixed charges excluding
        capitalized interest                  802.1       826.6       866.7       820.9    1,151.5       207.1      339.3

D)   Amortization of previously
        capitalized interest                   34.2        37.0        38.8        17.0       23.5         5.5        7.6

E)   Equity in undistributed
        earnings of affiliates                  6.2       (40.4)       23.7       (41.6)       5.6         0.4        2.6
                                           --------     -------    --------    --------   --------     -------    -------

F)   Earnings before income taxes,
        extraordinary items, accounting
        change and fixed charges           $1,601.5     $ 826.2    $1,271.2    $1,081.3   $1,665.6     $ 593.0    $ 394.5
                                           ========     =======    ========    ========   ========     =======    =======

     Fixed Charges

G)   Interest and amortization of debt
        expense                            $  699.5     $ 720.0    $  716.9    $  611.5   $  938.1     $ 155.5    $ 284.3

H)   Interest factor attributable to
        rentals                                79.0        83.0        80.7        76.3       72.8        16.8       19.9

I)   Preferred dividends of subsidiaries       23.6        23.6        69.1       133.1      140.6        34.8       35.1

J)   Capitalized interest                      71.2        71.6        53.4        29.3       25.2         6.6        3.3
                                           --------     -------    --------    --------   --------     -------    -------

K)   Total fixed charges                   $  873.3     $ 898.2    $  920.1    $  850.2   $1,176.7     $ 213.7    $ 342.6
                                           ========     =======    ========    ========   ========     =======    =======

L)   Ratio of earnings to fixed charges        1.83                    1.38        1.27       1.42        2.77       1.15
                                           ========                ========    ========   ========     =======    =======

M)   Deficiency in earnings necessary
        to cover fixed charges                          $ (72.0)
                                                        =======

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